Exhibit 10.1

HARSCO CORPORATION

PERFORMANCE SHARE UNITS AGREEMENT
(FORM)

This PERFORMANCE SHARE UNITS AGREEMENT (this “Agreement”) is made as of _________ ___, 20__, by and between Harsco Corporation, a Delaware corporation, and _________________ (the “Grantee”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2013 Equity and Incentive Compensation Plan (the “Plan”).

2.Grant of PSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement, including any additional terms and conditions for the Grantee's country (Grantees outside the United States only) set forth in the attached Appendix which forms part of this Agreement, and in the Plan, pursuant to authorization under a resolution of the Committee that was duly adopted on _________ ___, 20__, the Company has granted to the Grantee as of _________ ___, 20__ (the “Date of Grant”), a target number of __________ performance-based Restricted Stock Units (“PSUs”).

3.Restrictions on Transfer of PSUs. Subject to Section 15 of the Plan, neither the PSUs granted hereby nor any interest therein or in the Common Stock related thereto shall be transferable prior to payment to the Grantee pursuant to Section 5 hereof other than by will or pursuant to the laws of descent and distribution.

4.Vesting of PSUs.

(a)
Subject to the terms and conditions of Section 4 and Section 5 hereof and Exhibit A hereto, the Grantee’s right to receive Common Stock in settlement of the PSUs shall become nonforfeitable with respect to (i) 0% to 200% of the PSUs on the basis of the RTSR achievement during the Performance Period as set forth in the Statement of Management Objectives attached hereto as Exhibit A (the “Earned PSUs”). The Earned PSUs will be determined on the date following the end of the Performance Period on which the Committee determines the level of attainment of the Management Objectives for the Performance Period, which date must occur within 60 days after the end of the Performance Period (the “Committee Determination Date”). Except as otherwise provided herein, the Grantee’s right to receive Common Stock in settlement of the PSUs is contingent upon his or her remaining in the continuous employ of the Company or a Subsidiary until the end of the Performance Period.

(b)	For purposes of this Agreement:

(i)
“continuously employed” (or substantially similar term) means the absence of any interruption or termination of the Grantee’s employment with the Company or with a Subsidiary of the Company. Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by the Company or in the case of transfers between locations of the Company and its Subsidiaries;

(ii)
“Management Objectives” means the threshold, target and maximum goals established by the Committee for the Performance Period with respect to RTSR, as described in the Statement of Management Objectives. No adjustment of the Management Objectives shall be permitted in respect of any PSUs granted to the Grantee if at the Date of Grant he or she is a Covered Employee if such adjustment would result in the PSUs failing to qualify as a Qualified Performance-Based Award.

(iii)	“Performance Period” means the three-year period commencing January 1, 2014 and ending on December 31, 2016.

(iv)	“Relative Total Stockholder Return” or “RTSR” has the meaning as set forth in the Statement of Management Objectives.

(c)	Notwithstanding the other provisions of this Section 4:

(i)
if the Grantee dies or becomes Disabled during any calendar year of the Performance Period while the Grantee is continuously employed by the Company or any of its Subsidiaries (the “Death/Disability Year”), provided that the PSUs have not previously been forfeited or become nonforfeitable at such time, then (notwithstanding anything in the Statement of Management Objectives to the contrary): (A) the Performance Period will be deemed to have ended on December 31 of the Death/Disability Year (the “Death/Disability Measurement Date”); (B) the PSUs will continue to be eligible to become nonforfeitable (and payable in accordance with Section 5 hereof) as if the Grantee continued to be employed until the end of the Death/Disability Measurement Date; (C) the Earned PSUs will be determined based on RTSR achievement from the start of the Performance Period through the Death/Disability Measurement Date based on the S&P MidCap 400® Index as constituted on the Death/Disability Measurement Date; (D) the ending stock price for Total Stockholder Return determination purposes will be based on the average closing stock price for the 30 calendar days immediately preceding the January 1st immediately following the Death/Disability Measurement Date on the principal stock exchange on which the stock then trades; and (E) the Earned PSUs will be determined on the date following the Death/Disability Measurement Date on which the Committee determines the level of attainment of the Management Objectives for the shortened Performance Period, which date must occur within 60 days after the Death/Disability Measurement Date.

(ii)
if the Grantee retires from the Company prior to the Committee Determination Date (A) at age 62 or older while continuously employed by the Company or any of its subsidiaries or (B) at or after such time as the Grantee’s age, (minimum of age 55), plus full years of continuous employment by the Company or any of its Subsidiaries, equals 75, provided that the PSUs have not previously been forfeited or become nonforfeitable at such time, then the PSUs will continue to be eligible to become nonforfeitable in accordance with this Section 4 (and payable in accordance with Section 5 hereof) as if the Grantee continued to be employed until the end of the Performance Period.

Exhibit 10.1

(d)
(i)     Notwithstanding Section 4(a) or Section 4(c) above, if at any time before the Committee Determination Date or forfeiture of the PSUs, and while the Grantee is continuously employed by the Company or a Subsidiary, a Change in Control occurs, provided that the PSUs have not previously been forfeited or become nonforfeitable at such time, then (except to the extent that a Replacement Award is provided to the Grantee in accordance with Section 4(e)(ii) to continue, replace or assume the PSUs covered by this Agreement (the “Replaced Award”)) the PSUs will become nonforfeitable and payable to the Grantee in accordance with Section 5 hereof as follows (notwithstanding anything in the Statement of Management Objectives to the contrary): (A) the Performance Period will be deemed to have ended on the date of the Change in Control (the “CIC Measurement Date”); (B) the Earned PSUs will be determined based on RTSR achievement from the start of the Performance Period through the CIC Measurement Date based on the S&P MidCap 400® Index as constituted on the CIC Measurement Date; (D) the ending stock price for Total Stockholder Return determination purposes will be based on the average closing stock price for the 30 calendar days immediately preceding the CIC Measurement Date on the principal stock exchange on which the stock then trades;

and (E) the Earned PSUs will be determined on the date of the Change in Control.

(ii)
For purposes of this Agreement, a “Replacement Award” means an award (A) of the same type (e.g., performance-based restricted stock units) as the Replaced Award, (B) that has a value at least equal to the value of the Replaced Award, (C) that relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control or is payable solely in cash, (D) if the Grantee holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences of which to such Grantee under the Code are not less favorable to such Grantee than the tax consequences of the Replaced Award, and (E) the other terms and conditions of which are not less favorable to the Grantee holding the Replaced Award than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control). A Replacement Award may be granted only to the extent it does not result in the Replaced Award or Replacement Award failing to comply with or be exempt from Section 409A of the Code. Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the two preceding sentences are satisfied. The determination of whether the conditions of this Section 4(e)(ii) are satisfied will be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(iii)
If, upon receiving a Replacement Award, the Grantee’s employment with the Company or a Subsidiary (or any of their successors) (as applicable, the “Successor”) is subsequently terminated by the Grantee for Good Reason or by the Successor without Cause within a period of two years after the Change in Control, 100% of the Replacement Award will become nonforfeitable and payable with respect to the performance-based restricted stock units covered by such Replacement Award.

Exhibit 10.1

(iv)
A termination by the Grantee for “Good Reason” means Grantee’s termination of his or her employment with the Successor as a result of the occurrence of any of the following: (A) a change in the Grantee’s principal location of employment that is greater than 50 miles from such location as of the date of this Agreement without the Grantee’s consent; provided, however, that the Grantee hereby acknowledges that the Grantee may be required to engage in travel in connection with the performance of the Grantee’s duties and that such travel shall not constitute a change in the Grantee’s principal location of employment for purposes hereof; (B) a material diminution in the Grantee’s base compensation; (C) a change in the Grantee’s position with the Successor without the Grantee’s consent such that there is a material diminution in the Grantee’s authority, duties or responsibilities; or (D) any other action or inaction that constitutes a material breach by the Successor of the agreement, if any, under which the Grantee provides services to the Successor or its subsidiaries. Notwithstanding the foregoing, the Grantee’s termination of the Grantee’s employment with the Successor as a result of the occurrence of any of the foregoing shall not constitute a termination for “Good Reason” unless (X) the Grantee gives the Successor written notice of such occurrence within 90 days of such occurrence and such occurrence is not cured by the Successor within 30 days of the date on which such written notice is received by the Successor and (Y) the Grantee actually terminates his or her employment with the Successor prior to the 365th day following such occurrence.

(v)
A termination by the Successor without “Cause” means the Successor’s termination of the Grantee’s employment with the Successor under circumstances that do not involve or relate to the occurrence of any of the following: (A) an act or acts of personal dishonesty taken by the Grantee and intended to result in substantial personal enrichment of the Grantee at the expense of the Company; (B) repeated failure by the Grantee to devote reasonable attention and time during normal business hours to the business and affairs of the Company or to use the Grantee’s reasonable best efforts to perform faithfully and efficiently the responsibilities assigned to the Grantee (provided that such failure is demonstrated to be willful and deliberate on the Grantee’s part and is not remedied in a reasonable period of time after receipt of written notice from the Company); or (C) the conviction of the Grantee of a felony.

(e)
The PSUs shall be forfeited to the extent they fail to become nonforfeitable as of the Committee Determination Date and, except as otherwise provided in this Section 4, if the Grantee ceases to be employed by the Company or a Subsidiary at any time prior to such PSUs becoming nonforfeitable, or to the extent they are forfeited under Section 16 hereof.

5.Form and Time of Payment of Earned PSUs.

(a)
Payment for the PSUs, after and to the extent they have become nonforfeitable, shall be made in the form of shares of Common Stock. Payment shall be made within 70 days following the date that the PSUs become nonforfeitable pursuant to Section 4 hereof.

(b)
Except to the extent provided by Section 409A of the Code and permitted by the Committee, no Common Stock may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.

Exhibit 10.1

(c)	The Company’s obligations to the Grantee with respect to the PSUs will be satisfied in full upon the issuance of Common Stock corresponding to such PSUs.
6.Dividend Equivalents, Voting, and Other Rights.

(a)
The Grantee shall have no rights of ownership in the Common Stock underlying the PSUs and no right to vote the Common Stock underlying the PSUs until the date on which the shares of Common Stock underlying the PSUs are issued or transferred to the Grantee pursuant to Section 5 above.

(b)
From and after the Date of Grant and until the earlier of (i) the time when the PSUs become nonforfeitable and are paid in accordance with Section 5 hereof or (ii) the time when the Grantee’s right to receive Common Stock in payment of the PSUs is forfeited in accordance with Section 4 hereof, on the date that the Company pays a cash dividend (if any) to holders of Common Stock generally, the Grantee shall become entitled to receive (subject to the following sentence) a number of additional whole PSUs determined by dividing (x) the product of (1) the dollar amount of the cash dividend paid per share of Common Stock on such date and (2) the total number of PSUs (including dividend equivalents) previously credited to the Grantee as of such date, by (y) the Market Value per Share on such date. Such dividend equivalents (if any) shall be subject to the same terms and conditions and shall be paid or forfeited in the same manner and at the same time as the PSUs to which the dividend equivalents were credited.

(c)
The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.Adjustments. The PSUs are subject to adjustment as provided in Section 11 of the Plan.

8.Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with the delivery to the Grantee of Common Stock or any other payment to the Grantee or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that the Grantee make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld. The Grantee may elect that all or any part of such withholding requirement be satisfied by retention by the Company of a portion of the Common Stock to be delivered to the Grantee or by delivering to the Company other shares of Common Stock held by the Grantee. If such election is made, the shares so retained shall be credited against such withholding requirement at the Market Value per Share of such Common Stock on the date of such delivery. In no event will the market value of the Common Stock to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

9.Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

Exhibit 10.1

10.Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee).

11.Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.

12.No Employment Rights. The grant of the PSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

13.Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

14.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.

15.Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

16.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. In addition, the PSUs shall be subject to the terms and conditions of the Company’s clawback policy in effect on the Date of Grant as if such PSUs were “Incentive-Based Compensation” (as such term is defined in such clawback policy).

Exhibit 10.1

17.Successors and Assigns. Without limiting Section 3 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
[signature page follows]

Exhibit 10.1

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has executed this Agreement, effective as of the day and year first above written.

HARSCO CORPORATION

By: ______________________
Name:
Title:

The undersigned hereby acknowledges receipt of an executed version of this Agreement and accepts the award of PSUs granted hereunder on the terms and conditions set forth herein and in the Plan.

GRANTEE

By: ______________________
Name:

Exhibit 10.1

EXHIBIT A
Statement of Management Objectives
This Statement of Management Objectives applies to the performance-based Restricted Stock Units granted to the Grantee on the Date of Grant and applies with respect to the Performance Share Units Agreement between the Company and the Grantee (the “Agreement”). Capitalized terms used in the Agreement that are not specifically defined in this Statement of Management Objectives have the meanings assigned to them in the Agreement or in the Plan, as applicable.
Section 1.    Definitions. For purposes hereof:

•	“Peer Group” means S&P MidCap 400® Index (as constituted on December 31, 2016).

•
“Relative Total Stockholder Return” or “RTSR” means the percentile rank of the Company’s Total Stockholder Return among the Total Stockholder Returns of all members of the Peer Group, ranked in descending order, at the end of the Performance Period.

•
“Total Stockholder Return” means, with respect to the Common Stock and the common stock of each of the members of the Peer Group, a rate of return reflecting stock price appreciation, plus the reinvestment of dividends in additional shares of stock on the ex-dividend date, from the beginning of the Performance Period through the end of the Performance Period. For purposes of calculating Total Stockholder Return for each of the Company and the members of the Peer Group, the beginning stock price will be based on the average closing stock price for the 30 calendar days immediately preceding January 1, 2014 on the principal stock exchange on which the stock then traded and the ending stock price will be based on the average closing stock price for the 30 calendar days immediately preceding January 1, 2017 on the principal stock exchange on which the stock then trades.

Section 2.    Performance Matrix.
From 0% to 200% of the PSUs will be earned based on achievement of the Management Objectives measured by RTSR during the Performance Period as follows:

Performance Level	Relative Total Stockholder Return	PSUs Earned
Below Threshold	Ranked below 25th percentile	0%
Threshold	Ranked at 25th percentile	25%
Target	Ranked at 50th percentile	100%
Maximum	Ranked at or above 75th percentile	200%

Exhibit 10.1

Notwithstanding anything in this Statement of Management Objectives or the Agreement to the contrary, no PSUs will be earned by the Grantee if Total Stockholder Return for the Company for the Performance Period is negative.
Section 3.    Number of PSUs Earned. Following the Performance Period, on the Committee Determination Date, the Committee shall determine whether and to what extent the goals relating to the Management Objectives have been satisfied for the Performance Period and shall determine the number of PSUs that shall become nonforfeitable hereunder and under the Agreement on the basis of the following:

•
Below Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period falls below the threshold level, as set forth in the Performance Matrix, no PSUs shall become nonforfeitable.

•
Threshold. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the threshold level, as set forth in the Performance Matrix, 25% of the PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

•
Between Threshold and Target. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the threshold level, but is less than the target level, as set forth in the Performance Matrix, a percentage between 25% and 100% (determined on the basis of straight-line mathematical interpolation) of the PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

•
Target. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals the target level, as set forth in the Performance Matrix, 100% of the PSUs shall become nonforfeitable.

•
Between Target and Maximum. If, upon the conclusion of the Performance Period, RTSR for the Performance Period exceeds the target level, but is less than the maximum level, as set forth in the Performance Matrix, a percentage between 100% and 200% (determined on the basis of straight-line mathematical interpolation) of the PSUs (rounded down to the nearest whole number of PSUs) shall become nonforfeitable.

•
Equals or Exceeds Maximum. If, upon the conclusion of the Performance Period, RTSR for the Performance Period equals or exceeds the maximum level, as set forth in the Performance Matrix, 200% of the PSUs shall become nonforfeitable.

Before all or any portion of any Qualified Performance-Based Award of PSUs shall become nonforfeitable or paid in accordance with this Statement of Management Objectives or the Agreement, the Committee shall determine in writing that the Management Objectives have been satisfied.